                                                                     EXHIBIT 3.1


                          CERTIFICATE OF DESIGNATION OF
                            SERIES B PREFERRED STOCK
                                       OF
                          INTERNET PICTURES CORPORATION

         INTERNET PICTURES CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware, (the "CORPORATION") does hereby certify, this 14th day of May, 2001, that, pursuant to the authority expressly vested in the Corporation's Board of Directors (the "BOARD") by the provisions of its Amended and Restated Certificate of Incorporation, as amended (the "CERTIFICATE OF INCORPORATION"), and in accordance with the provisions of
Section 151 of the Delaware General Corporation Law, the Board has duly adopted the following resolution providing for the designation and issuance of Three Million (3,000,000) shares of Series B Convertible Preferred Stock, $0.001 par value per share:

         RESOLVED, that, this Board, pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation, hereby authorizes the issue from time to time of a series of Preferred Stock of the Corporation and hereby fixes the designation, preferences, qualifications, privileges, limitations, options, conversion rights and other special rights of the Preferred Stock in addition to those set forth in said Certificate of Incorporation as follows:

         1. DESIGNATION AND AUTHORIZED NUMBER. One series of Preferred Stock shall be comprised of a series designated as Series B Convertible Preferred Stock, $0.001 par value per share (the "SERIES B PREFERRED"). The number of shares constituting the Series B Preferred shall be Three Million (3,000,000) shares.

         2. DIVIDEND RIGHTS.

            (a) Holders of Series B Preferred, in preference to holders of any other series of Preferred Stock and in preference to the holders of Common Stock (collectively, the "JUNIOR SECURITIES"), shall be entitled to receive, when and if declared by the Board, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the Original Issue Price (as defined below) per annum on each outstanding share of Series B Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) (the "SERIES B DIVIDENDS"). The Series B Dividends shall be cumulative, shall accrue daily and shall by payable quarterly in cash or as an accretion to the Liquidation Preference in accordance with Section 4 below.

            (b) The "ORIGINAL ISSUE PRICE" of the Series B Preferred shall be $20.00.

            (c) So long as any shares of Series B Preferred are outstanding, the Corporation, without the prior written consent of the holders of two-thirds of the outstanding Series B Preferred, shall not pay or declare any dividend, whether in cash or property, or make any other distribution on any Junior Securities, or purchase, redeem or otherwise acquire for value any shares of Junior Securities until all dividends (set forth in Section 2(a) above) on the Series B Preferred shall have been paid or declared and set apart, except for:

                (i) acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares at cost upon termination of services to the Corporation;

                (ii) acquisitions of Common Stock in exercise of the Corporation's right of first refusal to repurchase such shares; or

                (iii) dividends payable pursuant to the Rights Agreement, dated as of October 31, 2000, as amended, by and between the Corporation and Equiserve, as Rights Agent.

            (d) In the event dividends are paid on any share of Junior Securities, the Corporation shall pay an additional dividend on all outstanding shares of Series B Preferred in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Junior Securities.

         3. VOTING RIGHTS.

            (a) GENERAL RIGHTS. Except as specifically set forth in paragraphs
(a) or (b) of this Section 3, each holder of shares of the Series B Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series B Preferred could be converted (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Corporation. Except as specifically set forth in paragraphs (a) or (b) of this Section 3 or as required by law, the Series B Preferred shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.

            (b) SEPARATE VOTE OF SERIES B PREFERRED. For so long as any shares of Series B Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series B Preferred shall be necessary for effecting or validating the following actions:

                (i) Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Corporation (including any filing of a Certificate of Designation) which would have an adverse impact on the Series B Preferred;

                (ii) Any alteration or change of the voting or other powers, preferences, or other special rights or privileges, or restrictions of the Series B Preferred;

                (iii) Any increase or decrease in the authorized number of shares of Common Stock, Preferred Stock or Series B Preferred;

                (iv) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Corporation ranking on a parity with or senior to the Series B Preferred in right of redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series;

                (v) Any redemption, repurchase, payment of dividends or other distributions with respect to Common Stock (except for acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares at cost upon termination of services to the Corporation or in exercise of the Corporation's right of first refusal upon a proposed transfer);

                (vi) Any agreement by the Corporation or its stockholders regarding an Asset Transfer or Acquisition (each as defined in Section 4);

                (vii) Any voluntary dissolution or liquidation of the Corporation; or

                (viii) Any increase or decrease in the authorized number of members of the Board.

            (c) ELECTION OF BOARD OF DIRECTORS. For so long as at least twenty-five (25) percent of the shares of the Series B Preferred issued at the closing of the issuance of the Series B Preferred pursuant to the Purchase Agreement as defined in Section 5(f)(v)(B) defined below remain outstanding (subject to adjustment for any stock split, reverse stock split or similar event affecting the Series B Preferred after the filing date hereof):

                (i) the holders of Series B Preferred, voting as a separate class, shall be entitled to elect four (4) members of the Board at each meeting or pursuant to each consent of the Corporation's stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors; and

                (ii) the holders of Common Stock, voting as a separate class, shall be entitled to elect three (3) members of the Board at each meeting or pursuant to each consent of the Corporation's stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

         4. LIQUIDATION RIGHTS.

            (a) Upon any Liquidation Event (as defined below), before any distribution or payment shall be made to the holders of any Junior Securities, the holders of Series B Preferred shall be entitled to be paid out of the assets of the Corporation legally available for distribution, or the consideration received in such transaction, an amount per share of Series B Preferred equal to the Original Issue Price plus all accrued and unpaid Series B

Dividends (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) for each share of Series B Preferred held by them (the "LIQUIDATION PREFERENCE"). If, upon any such Liquidation Event, the assets of the Corporation (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series B Preferred of the Liquidation Preference set forth in this Section 4(a), then such assets (or consideration) shall be distributed among the holders of Series B Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

            (b) After the payment of the full Liquidation Preference as set forth in Section 4(a) above, the remaining assets of the Corporation legally available for distribution (or the consideration received in such transaction), if any, shall be distributed ratably to the holders of Junior Securities; provided, however, at the election of the holders of a majority of the outstanding Series B Preferred may determine, at any time up to five (5) days preceding the Liquidation Event, to convert the Series B Preferred to Common Stock in accordance with Section 5 and share in the distribution of the assets as a holder of Common Stock in accordance with the preceding clause of this subparagraph.

            (c) The following events shall be considered a Liquidation Event under this Section 4:

                (i) any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary;

                (ii) (A) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, own less than 50% of the voting power of the surviving entity immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Corporation is a party in which in excess of fifty percent (50%) of the Corporation's voting power is transferred, excluding (x) any consolidation or merger effected exclusively to change the domicile of the Corporation and (y) the transactions contemplated by the Purchase Agreement (as defined in Section 5(i)(v)(B) below) (each, an "ACQUISITION"); or

                (iii) a sale, lease or other disposition of all or substantially all of the assets of the Corporation (an "ASSET TRANSFER").

                (iv) In any of such events, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board. Any securities shall be valued as follows:

                     (A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

                         (1) If traded on a securities exchange or through the
Nasdaq National Market, the value shall be deemed to be the average of the closing sale prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing;

                         (2) If actively traded over-the-counter, the value
shall be deemed to be the average of the closing sale of the securities over the thirty (30) day period ending three (3) days prior to the closing; and

                         (3) If there is no active public market, the value
shall be the fair market value thereof, as determined by the Board.

                     (B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as determined by the Board.

         5. CONVERSION RIGHTS.

            The holders of the Series B Preferred shall have the following rights with respect to the conversion of the Series B Preferred into shares of Common Stock (the "CONVERSION RIGHTS"):

            (a) OPTIONAL CONVERSION. Subject to and in compliance with the provisions of this Section 5, any shares of Series B Preferred may, at the option of the holder, be converted at any time into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series B Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series B Preferred Conversion Rate" then in effect (determined as provided in Section 5(b)) by the number of shares of Series B Preferred being converted.

            (b) SERIES B PREFERRED CONVERSION RATE. The conversion rate in effect at any time for conversion of the Series B Preferred (the "SERIES B PREFERRED CONVERSION RATE") shall be the quotient obtained by dividing the Original Issue Price of the Series B Preferred by the "Series B Preferred Conversion Price," calculated as provided in Section 5(c).

            (c) SERIES B PREFERRED CONVERSION PRICE. The conversion price for the Series B Preferred shall initially be $0.25 (the "SERIES B PREFERRED CONVERSION PRICE"). Such initial Series B Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 5. All references to the Series B Preferred Conversion Price herein shall mean the Series B Preferred Conversion Price as so adjusted.

            (d) MECHANICS OF CONVERSION. Each holder of Series B Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the transfer agent for the Series B Preferred (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of shares of the Series B Preferred represented by such certificate or certificates. Such notice shall state the number of shares of Series B Preferred being converted. The Corporation shall, as soon as practicable, but no event later than the day that is the first business day following the date of surrender of the certificate or certificates, issue and deliver such holder of Series B Preferred (or at such holder's direction), (x) a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and (y) a certificate representing the number of shares of Series B Preferred not being converted, if any. Delivery under this Section 5(d) as to shares of Common Stock being so delivered shall be made by electronically transmitting the Common Stock issuable upon conversion to the holder of Series B Preferred by crediting the account of such holder's prime broker with the Depository Trust Corporation through its Deposit Withdrawal Agent Commission system or such other electronic delivery system selected by such holder, or if such holder so requests as to such Common Stock and as to the certificate with respect to the Series B Preferred pursuant to clause (y) above, such delivery shall be made personally or by reputable overnight courier. In addition, the Corporation shall, within three (3) business days of receipt of such notice, pay
(i) in cash or at the election of the holder in Common Stock (at the Common Stock's fair market value determined in accordance with Section 4(c)(iv) as of the date of such conversion), all accrued and unpaid Series B Dividends with respect to such shares to be converted and (ii) in cash (at the Common Stock's fair market value determined in accordance with Section 4(c)(iv) as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to such holder of Series B Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificate or certificates representing the shares of Series B Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

            (e) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If at any time or from time to time after the date that the first share of Series B Preferred is issued (the "ORIGINAL ISSUE DATE") the Corporation effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the Series B Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date the Corporation combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Series B Preferred Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

            (f) ADJUSTMENT FOR COMMON STOCK DIVIDENDS AND DISTRIBUTIONS. If at any time or from time to time after the Original Issue Date the Corporation pays a dividend or other distribution in additional shares of Common Stock, the Series B Preferred Conversion Price that is then in effect shall be decreased as of the time of such issuance, as provided below:

                (i) The Series B Preferred Conversion Price shall be adjusted by multiplying the Series B Preferred Conversion Price then in effect by a fraction equal to:

                      (A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

                      (B) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

                (ii) If the Corporation fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the Series B Preferred Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

                (iii) If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series B Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series B Preferred Conversion Price shall be adjusted pursuant to this Section 5(f) to reflect the actual payment of such dividend or distribution.

            (g) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series B Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 4 or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 5), in any such event each holder of Series B Preferred shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series B Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

            (h) REORGANIZATIONS, MERGERS OR CONSOLIDATIONS. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock or the merger or consolidation of the Corporation with or into another corporation or another entity or person (other than an Acquisition or Asset Transfer as defined in Section 4 or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 5), as a part of such capital reorganization, provision shall be made so that the holders of the Series B Preferred shall thereafter be entitled to receive upon conversion of the Series B Preferred the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series B Preferred after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the Series B Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series B Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

                (i) SALE OF SHARES BELOW SERIES B PREFERRED CONVERSION PRICE.

                    (i) If at any time or from time to time after the Original Issue Date, the Corporation issues or sells, or is deemed by the express provisions of this Section 5(i) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as a dividend or other distribution on any class of stock as provided in Section 5(f) above, and other than a subdivision or combination of shares of Common Stock as provided in Section 5(e) above, for an Effective Price (as defined below) less than the then effective Series B Preferred Conversion Price, then and in each such case, the then existing Series B Preferred Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series B Preferred Conversion Price in effect immediately prior to such issuance or sale by a fraction equal to:

                        (A) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the Aggregate Consideration received (as defined below) by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series B Preferred Conversion Price, and

                        (B) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued.

         For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Series B Preferred could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

                (ii) No adjustment shall be made to the Series B Preferred Conversion Price in an amount less than one cent per share. Any adjustment otherwise required by this Section 5(i) that is not required to be made due to the preceding sentence shall be included in any subsequent adjustment to the Series B Preferred Conversion Price.

                (iii) For the purpose of making any adjustment required under this Section 5(i), the aggregate consideration received by the Corporation for any issue or sale of securities (the "AGGREGATE CONSIDERATION") shall be defined as: (A) to the extent it consists of cash, be computed at the net amount of cash received by the Corporation after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the

Corporation in connection with such issue or sale but without deduction of any expenses payable by the Corporation, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

                (iv) For the purpose of the adjustment required under this
Section 5(i), if the Corporation issues or sells (x) stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "CONVERTIBLE SECURITIES") or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the Series B Preferred Conversion Price, in each case the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities plus:

                        (A) in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such rights or options; and

                        (B) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

                        (C) If the minimum amount of consideration payable to the Corporation upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities.

                        (D) No further adjustment of the Series B Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series B Preferred Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series B Preferred Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series B Preferred.

                (v) For the purpose of making any adjustment to the Conversion Price of the Series B Preferred required under this Section 5(i), "ADDITIONAL SHARES OF COMMON STOCK" shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section 5(i) (including shares of Common Stock subsequently reacquired or retired by the Corporation), other than:

                    (A) shares of Common Stock issued upon conversion of the Series B Preferred;

                    (B) shares of Series B Preferred issued upon conversion of the Notes or exercise of the Tranche A Warrants or Tranche B Warrants issued in connection with the Securities Purchase Agreement, dated as of May 14, 2001, by and among the Company and the purchaser named therein (the "PURCHASE AGREEMENT");

                    (C) up to 37,000,000 shares of Common Stock and/or options, warrants or other Common Stock purchase rights and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the filing date hereof) after the Original Issue Date to employees, officers or directors of, or consultants or advisors to the Corporation or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board; provided, however, that the exercise or purchase price of such shares of Common Stock and/or options, warrants or other Common Stock purchase rights is at least eight-five percent (85%) or greater of the Original Issue Price; provided, further, that such amount shall be increased to reflect any shares of Common Stock (i) not issued pursuant to the rights, agreements, options or warrants outstanding as of the Original Issue Date ("OUTSTANDING OPTIONS") as a result of the termination of such Outstanding Options or (ii) reacquired by the Corporation from employees, directors or consultants at cost pursuant to agreements which permit the Corporation to repurchase such shares upon termination of services to the Corporation; and

                    (D) shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the Original Issue Date.

         References to Common Stock in the subsections of this clause (v) above shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section 5(i). The "EFFECTIVE PRICE" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Corporation under this Section 5(i), into the Aggregate Consideration received, or deemed to have been received by the Corporation for such issue under this Section 5(i), for such Additional Shares of Common Stock.

                (j) CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Series B Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series B Preferred, if the Series B Preferred is then convertible pursuant to this
Section 5, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series B Preferred at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Series B Preferred Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series B Preferred.

                (k) NOTICES OF RECORD DATE. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Liquidation Event, the Corporation shall mail to each holder of Series B Preferred at least thirty (30) days prior to the record date specified therein (or such shorter period approved by the holders of a majority of the outstanding Series B Preferred) a notice specifying
(A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any Liquidation Event is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Liquidation Event.

                (l) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined in accordance with Section 4(c)(iv) above) on the date of conversion.

                (m) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                (n) NOTICES. Any notice required by the provisions of this
Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

                (o) PAYMENT OF TAXES. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series B Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred so converted were registered.

                (p) NO DILUTION OR IMPAIRMENT. Without the consent of the holders of then outstanding Series B Preferred as required under Section 3(b), the Corporation shall not amend its Certificate of Incorporation or this Certificate of Designation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred against dilution or other impairment.

         6. REDEMPTION.

            (a) The Corporation shall be obligated to redeem the Series B Preferred as follows:

                (i) Any time on or after the fifth (5th) anniversary of the Second Closing Date (as defined in the Purchase Agreement), the holders of at least a majority of the then outstanding shares of Series B Preferred, voting together as a separate class, may require the Corporation, to the extent it may lawfully do so, to redeem the Series B Preferred by sending written notice of such consent to the Corporation (the "INVESTOR REDEMPTION NOTICE"). The Investor Redemption Notice shall specify the date for the Corporation to effect the redemption of the shares of Series B Preferred, which such date shall be at least sixty (60) days after receipt by the Corporation of the Investor Redemption Notice (the "REDEMPTION DATE"). The Corporation shall effect such redemption on the Redemption Date by paying in cash in exchange for the shares of Series B Preferred to be redeemed a sum equal to the Original Issue Price per share of Series B Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the filing date hereof) plus all accrued and unpaid Series B Dividends with respect to such shares. The total amount to be paid for the Series B Preferred is hereinafter referred to as the "REDEMPTION PRICE."

                (ii) At least thirty (30) days but no more than sixty (60) days prior to the Redemption Date, the Corporation shall send a notice (a "REDEMPTION NOTICE") to all holders of Series B Preferred to be redeemed setting forth (A) the Redemption Price for the shares to be redeemed; and (B) the place at which such holders may obtain payment of the Redemption Price upon surrender of their share certificates. If the Corporation does not have sufficient funds legally available to redeem all shares to be redeemed at the Redemption Date, then it shall redeem such shares pro rata (based on the portion of the aggregate Redemption Price payable to them) to the extent possible and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available.

            (b) On or prior to the Redemption Date, the Corporation shall deposit the Redemption Price of all shares to be redeemed with a bank or trust Corporation having aggregate capital and surplus in excess of $100,000,000, as a trust fund, with irrevocable instructions and authority to the bank or trust company to pay, on and after such Redemption Date, the Redemption Price of the shares to their respective holders upon the surrender of their share certificates. Any moneys deposited by the Corporation pursuant to this Section 6(b) for the redemption of shares thereafter converted into shares of Common Stock pursuant to Section 5 hereof no later than the fifth (5th) day preceding the Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any funds deposited by the Corporation pursuant to this Section 6(b) remaining unclaimed at the expiration of one (1) year following such Redemption Date shall be returned to the Corporation promptly upon its written request.

            (c) On or after such Redemption Date, each holder of shares of Series B Preferred to be redeemed shall surrender such holder's certificates representing such shares to the Corporation in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after such Redemption Date, unless there shall have been a default in payment of the Redemption Price or the Corporation is unable to pay the Redemption Price due to not having sufficient legally available funds, all rights of the holder of such shares as holder of Series B Preferred (except the right to receive the Redemption Price without interest upon surrender of their certificates), shall cease and terminate with respect to such shares; provided that in the event that shares of Series B Preferred are not redeemed due to a default in payment by the Corporation or because the Corporation does not have sufficient legally available funds, such shares of Series B Preferred shall remain outstanding and shall be entitled to all of the rights and preferences provided herein.

            (d) In the event of a call for redemption of any shares of Series B Preferred, the Conversion Rights (as defined in Section 5) for such Series B Preferred shall terminate as to the shares designated for redemption at the close of business on the fifth (5th) day preceding the Redemption Date, unless default is made in payment of the Redemption Price.

         IN WITNESS WHEREOF, INTERNET PICTURES CORPORATION has caused this Certificate of Designation to be signed by a duly authorized officer as of the date first above written.


                                 INTERNET PICTURES CORPORATION



                                 By: /s/ James M. Phillips
                                     -------------------------------------------
                                     Name:  James M. Phillips
                                     Title: Chairman and Chief Executive Officer



































                           CERTIFICATE OF DESIGNATIONS